AFH Acquisition IV, Inc. 8-K

Exhibit 10.9

PROMOTIONAL RIGHTS AGREEMENT

THIS PROMOTIONAL RIGHTS AGREEMENT (“Agreement”) is dated as of the Effective Date by and between Ares Trading S.A., a corporation organized under Swiss law having a place of business at Zone Industrielle de l’Ouriettaz, 1170 Aubonne, Switzerland (“EMD”) and Emmaus Medical, Inc., a corporation organized under the laws of the State of Delaware having its place of business at 20725 S. Western Ave., Suite 136, Torrance, CA 90501-1884 (“Emmaus”).

RECITALS

WHEREAS, EMD manufactures, markets, promotes and sells Zorbtive® [somatropin (rDNA origin) for injection] to treat Short Bowel Syndrome in patients receiving specialized nutritional support; and

WHEREAS, Emmaus manufactures, markets, promotes and sells NutreStore™ [L-glutamine powder for oral solution] for the treatment of Short Bowel Syndrome (SBS) in patients receiving specialized nutritional support when used in conjunction with a recombinant human growth hormone that is approved for this indication; and

WHEREAS, Emmaus wishes to obtain and EMD is willing to grant to Emmaus the exclusive right to detail and promote Zorbtive in the United States on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and each intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1           “‘703 Patent” means U.S. Patent No. 5,288,703, with an expiration date of October 7, 2011.

1.2           “Affiliate” means, with respect to a party to this Agreement, any other entity or person directly or indirectly controlling, controlled by, or under common control with, that party. In the case of EMD, the term “Affiliate” expressly includes EMD Serono, Inc.

1.3           “Annual Net Sales” means the Net Sales for the twelve-month periods beginning on the Effective Date of this Agreement and on the anniversaries of the Effective Date, and not on a calendar-year basis.

1.4           “Annual Net Unit Sales” means the number of Units sold by EMD in the Territory to unaffiliated third parties less returns for the twelve-month periods beginning on the Effective Date of this Agreement and on the anniversaries of the Effective Date, and not on a calendar-year basis, determined in accordance with International Financial Reporting Standards. Transfers or dispositions of Units (i) for charitable or promotional purposes, (ii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs, or (iii) for use in any tests or studies, shall not be deemed “Annual Net Unit Sales.”

1.5           “Change of Control” means: (i) a sale or other transfer of all or substantially all Emmaus’s assets, (ii) a merger or consolidation of Emmaus or any direct or indirect parent in which the Emmaus or any direct or indirect parent is not the surviving entity, or (iii) a merger, consolidation, or other transaction or series of transactions in which 50% or more of the outstanding shares of voting securities of Emmaus or any direct or indirect parent are disposed of, or as a result of which 50% or more of the voting securities of the surviving entity immediately following any such transaction or transactions are not held by the equity holders of Emmaus or any direct or indirect parent immediately prior to such transaction.

1.6           “Commercialization Plan” has the meaning set forth in Section 3.2.

1.7           “Confidential Information” has the meaning set forth in Section 13.1.

1.8           “Detail” means a face-to-face meeting undertaken by a sales representative employed by Emmaus (not medical scientific personnel) during a face-to-face meeting (including a live video presentation) with a physician, other medical professional with prescribing authority, or office nurse or medical paraprofessional with influence over pharmaceutical prescribing or treatment regimes for patients in the Territory during which scientific and/or medical information about the Product in the Field is discussed in a manner compliant with the requirements of this Agreement. A Detail does not include a reminder or sample drop. When used as a verb, the term “Detailing” means to engage in the activity of a Detail.

1.9           “Effective Date” means the date this Agreement has been fully executed by both parties.

1.10         “EMD Indemnified Parties” has the meaning set forth in Section 15.2.

1.11         “Emmaus Indemnified Parties” has the meaning set forth in Section 15.1.

1.12         “Field” means the treatment of Short Bowel Syndrome in patients receiving specialized nutritional support.

1.13         “Indemnified Party” has the meaning set forth in Section 15.3.

1.14         “Indemnifying Party” has the meaning set forth in Section 15.3.

1.15         ‘‘Net Sales” means net sales of the Product in the Territory determined in accordance with the International Financial Reporting Standards. For purposes of determining Net Sales, ex-factory sales are net of sales taxes, provisions for product returns, chargebacks, rebates and discounts.

1.16         “NutreStore” means L-glutamine powder for oral solution for the treatment of Short Bowel Syndrome in patients, regardless of how branded.

1.17         “Product” means Zorbtive® [somatropin (rDNA origin) for injection] in its current dosage form (8.8 mg) as currently formulated and any other dosage form of Zorbtive

[somatropin (rDNA origin) for injection] that may be developed and sold in the Territory by EMD during the term of this Agreement.

1.18         “Product Labels and Inserts” means (a) all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized in connection with the Product, or (b) any Product package inserts.

1.19         “Promote” or “Promotion” means performing those activities that are intended to encourage sales of the Product in the Territory for use in the Field in accordance with the Commercialization Plan including medical operations activities, patient and professional education activities, congresses and booths, market research, and promotional sponsorships.

1.20         “Promotional Materials” means promotional, medical, advertising, communication and educational materials relating to the Product, but excluding Product Labels and Inserts.

1.21         “Territory” means the United States of America and its territories, including Puerto Rico and the District of Columbia.

1.22         “Unit” means milligrams of the Product, provided that the 8.8 milligram presentation of the Product equals 8 Units.

ARTICLE 2 - GRANT OF RIGHTS

2.1           Emmaus’ Rights to the Product. Subject to the terms and conditions of this Agreement, EMD hereby grants to Emmaus the sole right to Promote and Detail, but not sell, the Product for use in the Field throughout the Territory.

2.2           No Sublicense. Emmaus may not sublicense or otherwise transfer its rights under this Agreement, and may not engage contracted sales representatives to Promote the Product.

2.3           Exclusivity. EMD shall not, during the term of this Agreement, Promote or Detail the Product in the Territory and will not license or assign its rights to any third party to do so.

ARTICLE 3 - PROMOTION AND DETAILING

3.1           Steering Committee. In order to fulfill the objectives of this Agreement, the parties agree to establish a Steering Committee to manage the relationship established hereby.

(a)           Meetings and Responsibility. The Steering Committee shall meet quarterly and be responsible for (i) setting overall Product commercialization strategy, (ii) overseeing the Product commercialization efforts of Emmaus; and (iii) approving the Commercialization Plan. The meetings may be held in person, by telephone, or by video conference call. The first meeting shall be held promptly following January 1, 2009.

(b)           Members. Each party shall designate one (1) member. Either party may replace any of its designated members of the Steering Committee from time to time upon written notice to the other party.

(c)           Chair. The Steering Committee shall be chaired by the EMD designee.

(d)          Additional Participants. Either party may invite additional, non-voting participants to Steering Committee meetings, provided the other party does not reasonably object.

(e)           Dispute Resolution. If Steering Committee cannot reach agreement on a matter, then the dispute resolved by Chair of Steering Committee.

(f)           Limitation. The Steering Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as expressly provided in Section 16.5.

3.2           Commercialization Plan. Emmaus shall submit to the Steering Committee a plan (each a “Commercialization Plan”) for the coming calendar year. Emmaus shall submit the first Commercialization Plan within thirty (30) days following the Effective Date. The first Commercialization Plan will cover the remainder of the 2008 calendar year as well as the 2009 calendar year. Emmaus shall submit each subsequent Commercialization Plan on or before August 31. Each Commercialization Plan will include:

(a)           strategic objectives and plans for Promoting and Detailing the Product in the Territory, including plans regarding medical operations activities, patient and professional education activities, congresses and booths, market research, and promotional sponsorships;

(b)           a budget for commercialization expenses (including operating expenses);

(c)           the number of Details to be performed, a description of any prescriber segments and a description of Product positioning; and

(d)           sales forecasts.

3.3           Detailing and Promotion Efforts. Emmaus shall use best efforts to promote and maximize sales of the Product in the Field and in the Territory, at its own expense, in accordance with this Agreement and the Commercialization Plan. Emmaus shall perform the first Detailing of the Product within thirty (30) days following the Effective Date. Emmaus shall Detail the Product no less frequently, no less prominently and with no less priority than NutreStore, and shall, together with NutreStore, Detail the Product as the first or only product detailed by Emmaus personnel.

3.4           Detail Reporting. Emmaus shall provide to EMD quarterly reports regarding Details of the Product, including the call list and number and reach of Details.

3.5           Sales Force Qualifications and Compensation. Emmaus shall Detail the Product using only sales personnel who have the experience, training and qualifications needed to detail prescription pharmaceuticals. Emmaus shall consider sales of the Product as a significant factor in the determination of the incentive compensation for its sales personnel. Emmaus shall align incentives for their sales force with the Detailing positions of the Product and such incentives with respect to the Product shall be at least equal to or more favorable than incentives provided with respect to NutreStore and any other product promoted by Emmaus. Emmaus shall not compensate its sales personnel for off-label sales of the Product.

3.6           Sales force Effectiveness. Emmaus shall, promptly following the Effective Date, propose to the Steering Committee methods to measure sales force effectiveness. Following approval of such methods by the Steering Committee, Emmaus shall employ such measures and regularly report the outcomes to EMD.

3.7           Sales Force Training. Emmaus shall be responsible for properly training its personnel.

3.8           Promotional and Training Materials.

(a)           Co-Branding. The parties’ respective names and logos shall be given equal prominence on all Promotional Materials. Promotional Materials, where appropriate, shall include the legend “Zorbtive and NutreStore are marketed in the U.S. by Emmaus Medical”. Each party shall retain their rights to their trademarks. The Product Labels and Inserts will, however, not be co-branded; EMD shall retain sale control over Product Labels and Inserts.

(b)           Approval. All Promotional Materials must be approved by EMD prior to first use by Emmaus. Emmaus should expect a minimum of a one-month lead time for such approval.

(c)           Current Inventory. As of the Effective Date, EMD has Promotional Materials that may include printed sales aides and the like. EMD shall provide to Emmaus one complete set of the Promotional Materials and will provide Emmaus with its inventory of printed Promotional Materials. If Emmaus reasonably determines that any of the Promotional Materials is out of date or out of compliance with regulatory guidelines (e.g., DDMAC guidances), and such a conclusion is agreed to by EMD, then Emmaus shall revise and replace such Promotional Materials in such numbers as reasonable needed by Emmaus, at Emmaus’ cost, subject to review and approval of such Promotional Materials by EMD. If Emmaus wishes to have new Promotional Materials developed, then Emmaus will create such Promotional Materials, and Emmaus shall bear the costs of producing (e.g., printing) such Promotional Materials, subject to review and approval of such Promotional Materials by EMD. EMD shall be under no obligation to create, produce or make available any Promotional Materials. EMD will provide, and be responsible for, medical and legal review of claims relating to the Product. Emmaus will provide, and be responsible for, medical and legal review of claims relating to NutreStore.

(d)           Restrictions on Promotion of NutreStore. Emmaus shall promote NutreStore for use only in association with the Product and shall not promote NutreStore for use in association with any human growth hormone other than the Product.

(e)           Training Materials. EMD shall at no cost provide Emmaus with all training materials it has that were used to train sales personnel in the promotion of the Product. If Emmaus wishes to have new training materials developed, then Emmaus will create such materials, and Emmaus shall bear the costs of producing (e.g., printing) such materials, subject to review and approval of such materials by EMD. EMD will provide, and be responsible for, medical and legal review of claims relating to the Product. Emmaus will provide, and be responsible for, medical and legal review of claims relating to NutreStore.

3.9           Matters Reserved by EMD.

(a)           EMD shall have the sole right, but no obligation, to: (i) implement a sampling program; (ii) engage in call center activities; and (iii) make educational grants and independent medical grants; provided, however, that if Emmaus desires for EMD make an educational 0r independent medical grant, and EMD agrees to do so, then Emmaus shall bear 100% of the cost of such grant.

(b)           EMD shall have the sole right and obligation to respond to medical inquiries and prepare medical information letters in accordance with EMD’s standard operating procedures.

(c)           Not withstanding the foregoing, if requested by Emmaus, EMD shall engage in call center activities related to the Product to the same extent that it engages in such activities with regard to EMD’s other human growth hormone products, provided that EMD shall be entitled to pass-through to Emmaus EMD’s out-of-pocket costs for each transaction (currently averaging approximately $165 per call), as well as a 15% markup for overhead (currently averaging approximately $25 per call).

ARTICLE 4 – MARKETING

4.1           Specialty Pharmacies Handling Product. EMD shall provide Emmaus with a paper and electronic listing of contact information of the specialty pharmacies that deal in the Product.

4.2           Contracts and Arrangement with Home Health Care Companies. EMD may have entered into agreements with certain home health care companies such as OptionCare and Coram, under which EMD provides discounted pricing and special terms for the home health care companies distributing the Product through their pharmacies. To the extent that any such agreements exist and are in effect, EMD will provide Emmaus with copies of such agreements to the extent permissible under the terms of such agreements. Emmaus’s position as the exclusive detailer and promoter of the Product will be promptly communicated to any such home health care companies.

4.3           Speakers. EMD shall disclose to Emmaus a listing of speakers, spokespeople, promoters, and others who have in the past or currently speak on behalf of the Product. EMU shall communicate to such speakers the existence of this Agreement.

4.4           Communications to COEs and Support Organizations. EMD shall, at Emmaus’ cost, notify the COEs (the top 7-10 teaching hospitals that EMD has worked with, plus any other hospitals), plus support organizations, such as Oley, ASPEN (and ASPEN Chapters), CCFA, etc., of the exclusive relationship EMD has formed with Emmaus.

ARTICLE 5 - PRODUCT MANUFACTURING AND SALES

5.1           Manufacture. EMD shall, at its own cost, use reasonable efforts to manufacture and supply enough of the Product to satisfy commercial demand.

5.2           Forecasts. Emmaus shall provide to EMD a good faith rolling forecast setting forth orders Emmaus reasonably expects to be placed for the Product for the next twelve (12) months following the delivery of such forecast.

5.3           Pricing Terms. EMD shall have the sole right, but have no obligation to Emmaus, for: (i) establishing and modifying pricing for the Product, (ii) granting rebates, discounts, chargebacks and allowances, and (iii) contracting with wholesalers, distributors and pharmacies as well as managed care organizations and other third-party payors.

5.4           Orders and Booking Sales. EMD shall maintain the sole right and responsibility for: (i) accepting orders for the Product; (ii) handling invoices and collections for the Product; (iii) providing price reporting to governmental agencies; (iv) booking all receipts from sales of the Product; and (iv) handling returns of the Product in accordance with EMD policy.

ARTICLE 6 - FINANCIAL PROVISIONS

6.1           Up-Front Payment by Emmaus. Emmaus shall pay to EMD an up-front payment of $250,000 in two equal payments of: (i) $125,000 paid immediately following the Effective Date, and (ii) $125,000 paid in no event later than December 31, 2008.

6.2           Commission Payment. If Annual Net Unit Sales are equal to or less than 16,016, EMD shall pay no commission. If Annual Net Unit Sales exceed 16,016, then EMD shall pay a commission equal to $300,000, plus:

(a)           35% of that portion of Annual Net Sales from Net Unit Sales that exceed 16,017 Units but are less than or equal to 32,032 Units;

(b)           50% of that portion of Annual Net Sales from Net Unit Sales that exceed 32,033 Units but are less than or equal to 80,080 Net Units; and

(c)           60% of that portion of Annual Net Sales from Net Unit Sales that exceed 80,080 Units.

6.3           Quarterly Payment. EMD will determine and pay commissions on a quarterly basis, which shall be due and payable 45 days after the end of each quarter. If EMD fails to pay such quarterly payment when due, then EMD shall pay a penalty of 1% interest compounded monthly on past due payments to Emmaus.

6.4           Accounting. EMD shall maintain detailed records concerning sales of the Product in the Territory in accordance with EMD’s standard operating procedures. EMD shall, on a monthly basis, provide to Emmaus a monthly report of the number of Units of the Product sold and returned, the price of Units of the Product sold, and the purchaser of Units of Product sold. EMD shall, upon request by Emmaus no more frequently than annually, provide to Emmaus, the relevant portion of a written statement regarding EMD’s records of sales of its products in the Territory, which statement is created as part of the annual audit performed by EMD’s third-party auditor.

6.5           Audit Rights. EMD shall maintain detailed records of all warehousing, inventory levels, shipments (when, where, amount, to whom), sales, collections, and other data and reports thereof concerning the Product. At its own expense, Emmaus shall have the right to have a reputable third-party accounting firm audit the records of EMD concerning sales figures of the Product no more frequently than annually.

ARTICLE 7 - PRODUCT DEVELOPMENT

EMD shall have no obligation to continue development of the Product or conduct additional clinical trials of the Product, and Emmaus shall have no right to do so.

ARTICLE 8 - REGULATORY MATTERS

8.1           Filings. EMD shall be responsible for matters relating to regulatory filings regarding the Product, including promotional materials, and EMD shall have no obligation to consult with Emmaus regarding such filings or to share such filings with Emmaus. However, EMD shall use commercially reasonable efforts to provide to Emmaus a copy of material submissions to and communications with DDMAC concerning the Product. EMD shall own and have sole authority for maintaining registrations for the Product.

8.2           Governmental Authorities. EMD shall have the sole authority for maintaining contacts and communications with governmental authorities relating to the Product in the Territory.

8.3           Technical Complaints. Adverse Events. Emmaus shall disclose to EMD (i) technical complaints promptly following receipt of the complaint and (ii) adverse events within twenty-four hours following receipt of the report. EMD shall be solely responsible for reporting adverse events to governmental authorities. The parties may enter into a pharmacovigilance agreement detailing their obligations in this regard.

8.4           Recalls and Withdrawals. EMD shall have the sole right to initiate safety recalls and market withdrawals of the Product. EMD shall have no liability to Emmaus for any such recalls or withdrawals provided that EMD shall reimburse Emmaus’s reasonable out-of-pocket costs incurred with respect to actions taken at EMD’s direction because of a recall or withdrawal, unless due to the negligence or willful misconduct of Emmaus.

ARTICLE 9 - INTELLECTUAL PROPERTY

9.1           No Implied Licenses. Except for the license expressly granted to Emmaus, EMD shall retain all rights to all know-how, trade secrets, clinical trial data, patents, copyrights and trademarks.

9.2           Patent Maintenance. EMD shall have the sole right, but no obligation, to prosecute all patent applications and maintain all patents covering the Product in the Territory.

9.3           Patent Enforcement. EMD shall have the sole right, but no obligation, to prosecute third-party infringements of patents covering the Product in the Territory. Each party shall promptly inform the other if such party becomes aware of any claims that the Product infringes any intellectual property rights of any third parties in the Territory or if it becomes aware of any infringement of the Product by third parties in the Territory.

9.4           Ownership of Promotional Materials. EMD shall own all rights to approved promotional materials for the Product.

ARTICLE 10 - COMPLIANCE MATTERS

10.1         Compliance with Law. The parties shall comply with all laws, rules, regulations and guidances applicable to their performance under this Agreement, as well as applicable PhRMA and other industry codes and any obligations they may have pursuant to Corporate Integrity Agreements. Each party shall cooperate with the other to the extent reasonably necessary for such other party or their Affiliates to comply with obligations they may have under a Corporate Integrity Agreement.

10.2         Notice of Inquiry. Emmaus shall promptly notify EMD after receiving information about the initiation of any investigation, review or inquiry by any governmental authority concerning the manufacturing, development, distribution, promotion or sale of the Product in the Territory.

ARTICLE 11 - TERM AND TERMINATION

11.1         Term of Agreement. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance with this Article 11, shall continue until the expiration, revocation, invalidation or unenforceability of the ‘703 Patent. The parties shall confer prior to the expiration of the term to determine whether to agree to extend the term.

11.2         Termination for Cause. Either party may terminate this Agreement if the other party materially breaches this Agreement and does not cure the breach within thirty (30) days following receipt of written notice of such breach.

11.3         Termination by EMD. EMD may terminate (i) for convenience upon one hundred and twenty (120) days notice, (ii) immediately following termination of the sublicense of rights to the ‘703 Patent the between Emmaus and Cato Holding, and (iii) immediately following a Change of Control. EMD shall have no liability to Emmaus for exercising EMD’s rights under this Section 11.3, provided, however, that if EMD exercises its right to terminate for convenience under Section 11.3(i) and such termination is effective at any time during the first twelve (12) months following the Effective Date, then EMD shall, following such termination, promptly repay to Emmaus fifty percent (50%) of the upfront fees paid by Emmaus to EMD under Section 6.1, and such payment shall be Emmaus’ sole and exclusive remedy for such termination.

11.4         Termination Upon Insolvency. This Agreement may be terminated immediately by either party if the other party: (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition or has a petition filed against it in bankruptcy or any similar action under relevant bankruptcy or insolvency proceedings which is not dismissed within ninety

(90) days, (iii) makes an assignment for the benefit of its creditors, or (iv) commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property.

11.5         Effects of Termination. Upon expiration or termination of this Agreement (i) all rights granted to Emmaus shall immediately terminate; and (ii) Emmaus shall immediately stop Promoting and Detailing the Product, including use of any co-branded materials.

11.6         Survival. Expiration or termination of this Agreement for any reason shall not release either party from any obligation accrued hereunder prior to the date of such termination or expiration. The obligations of the parties under Sections 11.5, 13, 14, 15 and 16 shall survive any expiration or termination of this Agreement.

ARTICLE 12 - NON-COMPETITION

Emmaus shall not manufacture, market, promote or sell any product for use in the Field other than the Product and NutreStore. EMD is not restricted from researching, developing, acquiring, manufacturing, marketing, promoting or selling any competing product during the term of this Agreement.

ARTICLE 13 - CONFIDENTIALITY

13.1         Confidential Information. Each party shall hold in confidence all information and material disclosed by or on behalf of the other party (“Confidential Information”), unless such information or material:

(a)           is or becomes generally available to the public or the industry other than as a result of disclosure by the recipient;

(b)           is already known by or in the possession of the recipient at the time of disclosure by the disclosing party;

(c)           is independently developed by recipient without use of or reference to the disclosing party’s Confidential Information; or

(d)           is obtained by recipient from a third party that has not breached any obligations of confidentiality.

13.2         Use. The recipient shall use the Confidential Information only for the purpose of performing its obligations or enjoying its rights under this Agreement and shall not use the Confidential Information for its own benefit or the benefit of another, except as otherwise provided herein.

13.3         Standard of Care. The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times at least reasonable care.

13.4         Non-Disclosure. The recipient shall not disclose or otherwise make available any of the Confidential Information to anyone, including employees, contractors and agents, except those employees, contractors and agents of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations or enjoying the recipient’s rights under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The recipient shall be responsible for any disclosure or use of the Confidential Information by its employees, contractors or agents.

13.5         Required Disclosure. The recipient may disclose the Confidential Information to the extent required by law or court order, provided that the recipient promptly provides to the disclosing party prior notice of such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

13.6         Return of Information. Upon expiration or termination of this Agreement, each party shall cease use of and deliver to the other party all Confidential Information of the other party that such party may have in its possession or control, provided that one copy may be kept for archival purposes subject to the confidentiality requirements of this Agreement.

13.7         Use of Names. Except as expressly set forth in this Agreement, neither party shall use the name or marks of the other party in any advertising or public communication without the prior written consent of such other party, which shall not be unreasonably withheld or delayed provided, however, that either party may disclose to third parties the Formulary status of the Product.

13.8         Publications. Emmaus shall not publish any information relating to the Product without the written consent of EMD (which consent may be withheld or given in EMD’s sale discretion), unless such information has already been publicly disclosed either prior to the Effective Date through the normal course of business or after the Effective Date through no fault of Emmaus or otherwise not in violation of this Agreement. EMD shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Emmaus.

13.9         Press Releases and Disclosure. Emmaus may not make any press release or public announcements regarding this Agreement without the prior written consent of EMD. EMD shall have the right to make such press releases as it chooses, in its sole discretion, without the approval of Emmaus.

ARTICLE 14 - REPRESENTATIONS AND WARRANTIES

14.1         Representations and Warranties of Each Party. Each party represents and warrants to the other party that, as of the Effective Date:

(a)           it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization;

(b)           it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)           this Agreement is a legal and valid obligation of such party, binding upon it and enforceable against it in accordance with the terms of this Agreement;

(d)           there are no prior commitments with a third party that might interfere with its entering into this Agreement or performance of its obligations under this Agreement;

(e)           entering into this Agreement or performance of its obligations under this Agreement does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which such party is a party or is otherwise bound; and

(f)           it has all right, power and authority to enter into this Agreement to perform its obligations under this Agreement;

14.2         No Debarment. Emmaus covenants, represents and warrants to EMD that it shall not, during the term of this Agreement, use any individual to Promote or Detail the Product who has been (i) excluded, debarred, suspended, or otherwise ineligible to participate in federal healthcare, procurement, or other programs, (ii) convicted of a criminal offense relating to healthcare fraud or patient abuse, or (iii) convicted of a felony offense relating to the unlawful manufacture, distribution, prescription, or dispensing of a controlled substance.

14.3         No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 14, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 15 - INDEMNIFICATION, LIMITATION OF LIABILITY, INSURANCE

15.1         Emmaus Indemnification.

(a)           Indemnity. Emmaus shall indemnify, defend and hold harmless EMD and its Affiliates, and their directors, officers, agents and employees (collectively, the “Emmaus Indemnified Parties”) from and against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and any costs of settlement) incurred by the Emmaus Indemnified Parties resulting from or arising in connection with any claim, suit, action or proceeding brought by a third party against any such Emmaus Indemnified Party based on: (i) breach of any of Emmaus’s covenants, representations or warranties hereunder; (ii) any act or omission constituting negligence or willful misconduct on the part of Emmaus; or (iii) the manufacture, importation, use, offering for sale, sale or other disposition of NutreStore, including without limitation any claim based on personal injury, death or infringement of patent or other intellectual property rights that relate to NutreStore.

(b)           Limitations on Emmaus Indemnification. Emmaus shall have no obligation to indemnify, defend or hold harmless the Emmaus Indemnified Parties in connection with any claim to the extent such claim is covered by EMD’s obligations under Section 15.2.

15.2         EMD Indemnification.

(a)           Indemnity. EMD shall indemnify, defend and hold harmless Emmaus, its Affiliates, and their directors, officers, agents and employees (collectively, the “EMD Indemnified Parties”) against all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and any costs of settlement) incurred by the EMD Indemnified Parties resulting from or arising in connection with any claim, suit, action or proceeding brought by a third party against any such EMD Indemnified Party based on: (i) EMD’s breach of any of EMD’s covenants, representations or warranties hereunder; or (ii) any act or omission constituting negligence or willful misconduct on the part of EMD.

(b)           Limitations on EMD Indemnification. EMD shall have no obligation to indemnify, defend or hold harmless the EMD Indemnified Parties in connection with any claim to the extent such claim is covered by Emmaus’s obligations under Section 15.1.

15.3         Indemnification Procedure.

(a)           Notification and Cooperation. The party seeking indemnification hereunder (the “Indemnified Party”) shall: (i) promptly notify in writing the party obligated to indemnify (the “Indemnifying Party”) of any claim, action or proceeding of a third party for which the Indemnified Party seeks indemnification; and (ii) cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any such claim, action or proceeding. The Indemnified Party’s failure to comply with its obligations under this Section shall not constitute a breach of this Agreement nor relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent, if any, that the Indemnifying Party’s defense or settlement of the affected claim, action or proceeding was actually and materially impaired thereby.

(b)           Defense. The Indemnifying Party shall conduct, at its own expense, the defense of any and all such claims, charges, suits or other actions by a third party, and the Indemnified Party may, at its own expense, assist in such defense if it so chooses, provided that the Indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim. Neither party shall settle or admit liability with respect to any such claims, charges, suits or other actions which could result in liability to the other party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

15.4         Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER EMMAUS NOR EMD, NOR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL HAVB ANY LIABILITY TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH DAMAGES WERE FORESEEABLE. THIS SECTION 15.4 SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS

AGREEMENT AND IT SHALL NOT LIMIT DAMAGES ARISING FROM BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT.

15.5         Insurance. Emmaus shall maintain at all times during the term of this Agreement insurance coverage as follows:

Policy	Limits	Coverage
Commercial General Liability	$1,000,000 per occurrence $2,000,000 general aggregate	Covering bodily injury, personal injury, property damage, including without limitation, all contractual liability for such injury or damage assumed by Emmaus under this Agreement.
Worker’s Compensation	Statutory	In accordance with all federal, state, and local requirements.
Employers Liability	$100,000 each accident $100,000 disease/policy limit $100,000 disease/each employee	Covering bodily injury by accident or disease (including death).
Automobile Liability	$1,000,000 combined single limit	Covering bodily injury (including death), and property damage for all vehicles that Emmaus owns, hires or leases.
Umbrella Liability	$3,000,000 combined single limit per occurrence/aggregate

EMD and its Affiliates shall be named as an additional insured under each such policy of insurance obtained by Emmaus. All of the foregoing policies shall be issued by insurance companies having an “A” rating by A.M. Best Company. These insurance provisions set forth the minimum amounts and scopes of coverage to be maintained by Emmaus and are not to be construed in any way as a limitation on Emmaus’s liability under this agreement. The insurance coverages shall be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by EMD. Emmaus shall furnish certificates of insurance issued by the applicable insurance carriers, not local agents thereof, evidencing all of the foregoing insurance coverages upon request by EMD. Full copies of the policies required above shall be furnished to EMD upon request. All of the above-described policies shall provide that no less than thirty (30) days prior written notice of cancellation, modification, reduction in coverage or non-renewal shall be given to EMD. Certificates of insurance evidencing any modification, renewal or replacement of any of these insurance coverages shall be furnished to EMD within ten (10) days after such modification, renewal or replacement; provided, however, that no such coverage shall be modified or replaced without the prior written consent of EMD.

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1         Relationship of the parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the parties. Neither party shall have the authority to incur any obligation, whether by warranty, contract or otherwise, in the name or on behalf of the other party. Emmaus acknowledges and agrees that its employees, including sales representatives, are not employees, joint employees or co-employees of EMD for any purpose whatsoever, and shall not be entitled to any benefits which EMD may make available to its employees. Emmaus shall be responsible for (i) hiring, firing, disciplining, recruiting and training its employees, (ii) establishing and paying all wages, benefits and other compensation for its employees, (iii) promulgating and administering employment and safety policies for its employees, (iv) compliance with all federal, state and local laws pertaining to income taxes, withholding taxes, Social Security, unemployment compensation, workers’ compensation and any other employment rights, benefits or obligations relating to its employees.

16.2         Assignment.

(a)           Neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by Emmaus without the prior written consent of EMD.

(b)           EMD may assign and delegate this Agreement, in whole or in part, without the consent of Emmaus. EMD shall give written notice to Emmaus promptly following any such assignment.

(c)           This Agreement shall be binding upon the successors and permitted assigns of the parties.

(d)           Any assignment not in accordance with this Section 16.2 shall be void.

16.3         Performance by Affiliates, Third-Party Beneficiary. EMD shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by EMD; provided, however, EMD shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of EMD hereunder shall be deemed to be a failure by EMD to perform such obligations. EMD hereby appoints EMD Serono, Inc. as EMD’s designee for purposes of receipt of payments, reports and other deliverables to be provided by Emmaus, and to otherwise exercise EMD’s rights under this Agreement. EMD Serono, Inc. is a third-party beneficiary of this Agreement.

16.4         Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of the respective party. The party affected by force majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

16.5         Entire Agreement of the parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each party.

16.6         Governing Law; Forum. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the Commonwealth of Massachusetts. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the courts located in Boston, Massachusetts. This choice of venue is intended by the parties to be mandatory and not permissive in nature, and to preclude the possibility of litigation between the parties with respect to, or arising out of, this Agreement in any jurisdiction other than that specified in this Section. Each party waives any right it may have to assert the doctrine of forum non-conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section.

16.7         Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such party shall have last given by notice to the other party.

If to EMD, addressed to:

Ares Trading S.A.
Zone Industrielle de l’Ouriettaz
1170 Aubonne
Switzerland
Attn.: General Manager
Facsimile: 41-22-345-5081

With a copy to:

Merck Serono International SA.
9, Chemin des Mines
1202 Geneva
Switzerland
Attn.: Legal Department
Facsimile: 41-22-414-3070

And a copy to:

EMD Serono, Inc.
One Technology Place
Rockland, MA 02370
Attn.: General Counsel

If to Emmaus, addressed to:

Emmaus Medical, Inc.
20725 S. Western Ave.
Suite 136, Torrance, CA 90501-1884
Attn.: Yutaka Niihara, M.D., M.P.H, President & CEO

With a copy to:
Lee Anav & Chung, LLP
The Gas Company Tower
555 W. 5th Street, 31st Floor
Los Angeles, CA 90013
Attn.: Harry H.W. Kim, Esq.

16.8         Waiver. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

16.9         Severability. If any provision of the Agreement is held to be invalid, void or unenforceable, such provision shall be deemed to be restated to reflect as nearly as possible the original intention of the parties in accordance with applicable Jaw, and the remaining provisions of this Agreement shall remain in full force and effect.

16.10       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

ARES TRADING S.A.		EMMAUS MEDICAL, INC.

By:	/s/ Olaf Krager	By:	/s/ Yutaka Niihara
Name:	Olaf Krager	Name:	Yutaka Niihara
Title:	Director	Title:	President & CEO

By:	/s/ Laurent Foetisch	By:	/s/ Daniel R. Kimbell
Name:	Laurent Foetisch	Name:	Daniel R. Kimbell
Title:	Director	Title:	COO